U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.
FORM 4
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Thomas, Jimmy L.
   Gannett Co., Inc.
   1100 Wilson Boulevard
   Arlington, Virginia  22234
2. Issuer Name and Ticker or Trading Symbol
   Gannett Co., Inc.
   "GCI"
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   February 28, 1998
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Senior Vice President/Financial Services and Treasurer

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
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Common Stock               |02/11/|M   | |4,990             |A  |$27.7500   |See Below          |D     |                           |
                           |98    |    | |                  |   |           |                   |      |                           |
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Common Stock               |02/11/|S   | |4,990             |D  |$62.6329   |See Below          |D     |                           |
                           |98    |    | |                  |   |           |                   |      |                           |
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Common Stock               |02/11/|M   | |4,800             |A  |$23.6250   |See Below          |D     |                           |
                           |98    |    | |                  |   |           |                   |      |                           |
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Common Stock               |02/11/|S   | |4,800             |D  |$62.6329   |See Below          |D     |                           |
                           |98    |    | |                  |   |           |                   |      |                           |
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Common Stock               |02/11/|M   | |6,500             |A  |$32.0000   |See Below          |D     |                           |
                           |98    |    | |                  |   |           |                   |      |                           |
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Common Stock               |02/11/|S   | |6,500             |D  |$62.6329   |See Below          |D     |                           |
                           |98    |    | |                  |   |           |                   |      |                           |
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Common Stock               |02/11/|M   | |7,520             |A  |$37.3750   |See Below          |D     |                           |
                           |98    |    | |                  |   |           |                   |      |                           |
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Common Stock               |02/11/|S   | |7,520             |D  |$62.6329   |0                  |D     |                           |
                           |98    |    | |                  |   |           |                   |      |                           |
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Common Stock               |02/11/|M   | |720               |A  |$27.7500   |See Below          |I     |(1)                        |
                           |98    |    | |                  |   |           |                   |      |                           |
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Common Stock               |02/11/|S   | |720               |D  |$62.6329   |See Below          |I     |(1)                        |
                           |98    |    | |                  |   |           |                   |      |                           |
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Common Stock               |02/11/|M   | |650               |A  |$23.6250   |See Below          |I     |(1)                        |
                           |98    |    | |                  |   |           |                   |      |                           |
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Common Stock               |02/11/|S   | |650               |D  |$62.6329   |See Below          |I     |(1)                        |
                           |98    |    | |                  |   |           |                   |      |                           |
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Common Stock               |02/11/|M   | |1,800             |A  |$32.0000   |See Below          |I     |(1)                        |
                           |98    |    | |                  |   |           |                   |      |                           |
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Common Stock               |02/11/|S   | |1,800             |D  |$62.6329   |See Below          |I     |(1)                        |
                           |98    |    | |                  |   |           |                   |      |                           |
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Common Stock               |02/11/|M   | |1,950             |A  |$37.3750   |See Below          |I     |(1)                        |
                           |98    |    | |                  |   |           |                   |      |                           |
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Common Stock               |02/11/|S   | |1,950             |D  |$62.6329   |1,094              |I     |(1)                        |
                           |98    |    | |                  |   |           |                   |      |                           |
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Common Stock               |      |    | |                  |   |           |9,422.659          |I     |(2)                        |
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Common Stock               |To 01/|    | |                  |   |           |604.069            |I     |(3)                        |
                           |31/98 |    | |                  |   |           |                   |      |                           |
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Common Stock               |      |    | |                  |   |           |4,664.493          |I     |(1)(2)                     |
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Common Stock               |To 01/|    | |                  |   |           |376.751            |I     |(1)(3)                     |
                           |31/98 |    | |                  |   |           |                   |      |                           |
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___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
___________________________________________________________________________________________________________________________________|
Stock Options         |$27.7500|02/11|M   | |4,990      |D  |12/14|12/14|Common Stock|4,990  |0      |0           |D  |            |
                      |        |/98  |    | |           |   |/97  |/01  |            |       |       |            |   |            |
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Stock Options         |$23.6250|02/11|M   | |4,800      |D  |12/13|12/13|Common Stock|4,800  |0      |4,800       |D  |            |
                      |        |/98  |    | |           |   |/98  |/02  |            |       |       |            |   |            |
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Stock Options         |$32.0000|02/11|M   | |6,500      |D  |12/12|12/12|Common Stock|6,500  |0      |13,000      |D  |            |
                      |        |/98  |    | |           |   |/99  |/03  |            |       |       |            |   |            |
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Stock Options         |$37.3750|02/11|M   | |7,520      |D  |12/10|12/10|Common Stock|7,520  |0      |22,560      |D  |            |
                      |        |/98  |    | |           |   |/00  |/06  |            |       |       |            |   |            |
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Stock Options         |$27.7500|02/11|M   | |720        |D  |12/14|12/14|Common Stock|720    |0      |0           |I  |(1)         |
                      |        |/98  |    | |           |   |/97  |/01  |            |       |       |            |   |            |
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Stock Options         |$23.6250|02/11|M   | |650        |D  |12/13|12/13|Common Stock|650    |0      |650         |I  |(1)         |
                      |        |/98  |    | |           |   |/98  |/02  |            |       |       |            |   |            |
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Stock Options         |$32.0000|02/11|M   | |1,800      |D  |12/12|12/12|Common Stock|1,800  |0      |3,600       |I  |(1)         |
                      |        |/98  |    | |           |   |/99  |/03  |            |       |       |            |   |            |
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Stock Options         |$37.3750|02/11|M   | |1,950      |D  |12/10|12/10|Common Stock|1,950  |0      |5,850       |I  |(1)         |
                      |        |/98  |    | |           |   |/00  |/06  |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
(1) Held by the spouse of the reporting person. Beneficial ownership is disclaimed.
(2) Held by the trustee of the Company's Deferred Compensation Plan, The Northern Trust Company.
(3) Held by the trustee of the Company's 401(k) Plan, Boston Safe Deposit and Trust Company.
SIGNATURE OF REPORTING PERSON
/s/  Jimmy L. Thomas